NEWS RELEASE

July 29, 1996

                     AMERICAN EXPLORATION COMPANY ANNOUNCES
                SECOND QUARTER RESULTS AND A 14 PERCENT INCREASE
                    IN GAS PRODUCTION FROM THE FIRST QUARTER

       HOUSTON, TX - American Exploration Company (ASE:AX) today announced a net loss of $4.8 million, or $0.40 per common share for the second quarter of 1996. Results for the second quarter included $5.6 million of exploration expense relating to a significant increase in drilling, seismic and geological activity. Cash flow from operations before changes in working capital and preferred dividends for the second quarter of 1996 totaled $8.6 million.

       For the second quarter of 1995, American reported net income of $0.5 million, or $0.05 per common share. Results for the second quarter of 1995 included virtually no exploration expense. Cash flow from operations for the second quarter of 1995 totaled $8.7 million.

       Commenting, Mark Andrews, Chairman and CEO, said, "In July of last year, we sold our interest in the Sawyer Field. Although the Sawyer sale reduced total revenues in the second quarter of 1996 versus the second quarter of 1995, we are pleased that production from new activity, lower operating costs and higher price realizations have allowed us to achieve almost the same cash flow while being significantly less financially leveraged. Our bank debt at the end of the second quarter totaled $25 million compared with $62 million at the same time last year.

       "During the second quarter, American increased gas production 14 percent over first quarter 1996 levels, with most of the increase relating to activity in the Gulf of Mexico. Cash flow increased 21 percent from first quarter 1996 levels as a result of higher production and lower costs per unit produced.

       "The net loss for the second quarter was due to a significant increase in exploration activity. As a successful efforts company, exploration related seismic, geological and dryhole costs are expensed as incurred rather than capitalized. During the quarter, American drilled 10 exploration wells, five of which were successful, and drilled 16 development wells, 14 of which were successful. American plans to drill at least seven exploration wells during the third quarter and has recently placed High Island Block 13-L on production at over 7,000 Mcf per day (approximately 4,000 Mcf net)."

       American Exploration Company is a Houston-based independent oil and gas company with operations focused primarily onshore in the Gulf Coast area and offshore in the Gulf of Mexico. American's common and preferred shares are listed on the American Stock Exchange under the symbols AX and AX.PR.C.

                                       ###

Summary financial information follows

Contact:       Frank Murphy
               Vice President - Corporate Finance
               (713) 756-6269

                          AMERICAN EXPLORATION COMPANY
                       SUMMARIZED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                               FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                  ENDED JUNE 30,          ENDED JUNE 30,
                                               --------------------    --------------------
                                                 1996        1995        1996        1995
                                               --------    --------    --------    --------
REVENUES:
  OIL AND GAS SALES ........................   $ 17,260    $ 20,327    $ 33,173    $ 38,159
  OTHER REVENUES, NET ......................         31         398         683       1,403
                                               --------    --------    --------    --------
     TOTAL REVENUES ........................     17,291      20,725      33,856      39,562
                                               --------    --------    --------    --------
COSTS AND EXPENSES:
  PRODUCTION AND OPERATING .................      5,214       6,762      10,196      13,524
  DEPRECIATION, DEPLETION AND AMORTIZATION .      7,023       7,820      13,473      15,552
  GENERAL AND ADMINISTRATIVE ...............      1,542       1,498       3,183       2,983
  TAXES OTHER THAN INCOME ..................      1,304       1,708       2,616       3,138
  EXPLORATION ..............................      5,563          40       7,151         160
                                               --------    --------    --------    --------
       TOTAL COSTS AND EXPENSES ............     20,646      17,828      36,619      35,357
                                               --------    --------    --------    --------
INCOME (LOSS) FROM OPERATIONS ..............     (3,355)      2,897      (2,763)      4,205
INTEREST EXPENSE AND OTHER, NET ............       (957)     (1,907)     (1,764)     (3,710)
                                               --------    --------    --------    --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM ....     (4,312)        990      (4,527)        495
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT       --          --          --         2,456
                                               --------    --------    --------    --------
NET INCOME (LOSS) ..........................     (4,312)        990      (4,527)      2,951
PREFERRED STOCK DIVIDENDS ..................       (450)       (450)       (900)       (900)
                                               --------    --------    --------    --------
NET INCOME (LOSS) TO COMMON STOCK ..........   $ (4,762)   $    540    $ (5,427)   $  2,051
                                               ========    ========    ========    ========
NET INCOME (LOSS) PER COMMON SHARE .........   $   (.40)   $    .05    $   (.46)   $    .17
                                               ========    ========    ========    ========
AVERAGE SHARES OUTSTANDING .................     11,811      11,814      11,812      11,811
                                               ========    ========    ========    ========

                          SUMMARY CASH FLOW INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                           FOR THE SIX MONTHS
                                                              ENDED JUNE 30,
                                                       -------------------------
                                                        1996              1995
                                                       -------           -------
OPERATING CASH FLOWS:
  BEFORE WORKING CAPITAL ...................           $15,737           $16,020
  AFTER WORKING CAPITAL ....................            11,929            15,807

                         SUMMARY PRODUCTION INFORMATION
                                   (UNAUDITED)

                                        FOR THE THREE MONTHS  FOR THE SIX MONTHS
                                            ENDED JUNE 30,      ENDED JUNE 30,
                                           ----------------    ----------------
                                            1996     1995       1996     1995
                                           -------  -------    -------  -------
AVERAGE SALES PRICE:
  GAS ($/MCF) ............................ $  1.87  $  1.74    $  1.87  $  1.71
  OIL ($/BBL) ............................   16.83    17.39      16.70    16.98
  BOE ($/BBL) ............................   13.11    12.33      13.13    12.06

AVERAGE DAILY PRODUCTION:
  GAS (MMCF) .............................   57.5     79.0       54.0     76.5
  OIL (MBBLS) ............................    4.9      4.9        4.9      4.7
  MBOE ...................................   14.5     18.1       13.9     17.5

OPERATING COSTS PER BOE:
  LEASE OPERATING EXPENSES ...............  $ 3.96   $ 4.10     $ 4.04   $ 4.28
  SEVERANCE AND AD VALOREM TAXES .........     .39      .65        .44      .62
  DEPLETION, DEPRECIATION AND AMORTIZATION    5.33     4.75       5.33     4.92

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